Exhibit 3.28

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

PNK (CHILE 1), LLC

(a Delaware limited liability company)

This Amended and Restated Limited Liability Company Agreement of PNK (CHILE 1), LLC, a Delaware limited liability company (the “Company”), is entered into and adopted effective as of March 24, 2008 (the “Effective Date”), by Pinnacle Entertainment, Inc., a Delaware corporation (the “Member”), which constitutes the sole member of the Company, with reference to the recitals set forth below:

R E C I T A L S

A. The Company was originally formed under the Delaware Limited Liability Company Act (6 Del.C. § 18-101, et. seq.) (the “Act”) on July 7, 2005; and

B. The Member previously adopted that certain Operating Agreement of the Company effective as of July 7, 2005 (the “Operating Agreement”); and

C. The Member desires to amend and restate the Operating Agreement of the Company to provide for the conduct of the Company’s business and affairs on and after the Effective Date.

NOW, THEREFORE, in consideration of the terms and provisions set forth herein, the benefits to be gained by the performance thereof and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Member hereby amends and restates the Operating Agreement of the Company in its entirety to read as follows:

ARTICLE I

DEFINITIONS

“Affiliate” means with respect to a specified Person, any other Person who or which is directly or indirectly controlling, controlled by or under common control with the specified Person. For purposes of this definition, “control”, “controlling”, and “controlled” mean (i) the right to exercise, directly or indirectly, more than fifty percent of the voting power of the stockholders, members or owners, or (ii) the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of an entity, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Amended and Restated Limited Liability Company Agreement, as originally executed and as amended or restated from time to time.

“Capital Contribution” means a contribution to the capital of the Company in cash, property, or otherwise.

“Certificate of Formation” means the Certificate of Formation of the Company as filed with the Secretary of State of Delaware, as amended from time to time.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any corresponding United States federal tax statute enacted after the date of this Agreement. A reference to a specific section of the Code refers not only to such specific section but also to any corresponding provision of any United States federal tax statute enacted after the date of this Agreement, as such specific section or corresponding provision is in effect on the date of application of the provisions of this Agreement containing such reference.

“Covered Person” means (a) the Member, (b) any manager, director or officer of the Company, (c) any Person acting on behalf of the Member to direct the activities of the Company, or (d) any Person who was, at the time of the act or omission in question, a Person described in clause (a), (b) or (c) hereof.

“Gaming” means to deal, operate, carry on, conduct, maintain or expose for play any game played with cards, dice, equipment or any mechanical, electromechanical or electronic device for money, property, checks, credit or any representative of value, including without limitation the conducting of Gaming activities in accordance with applicable Gaming Laws and Gaming Licenses.

“Gaming Authority” means those national, state, local and other governmental, regulatory and administrative authorities, agencies, boards, commissions and officials responsible for or involved in the regulation and control of Gaming or Gaming activities or operations in any jurisdiction.

“Gaming Laws” means those laws pursuant to which any Gaming Authority possesses regulation, licensing, permit, investigatory, or enforcement authority over Gaming or Gaming activities or operations within any jurisdiction.

“Gaming Licenses” means all licenses, permits, approvals, authorizations, certificates, registrations, findings of suitability, franchises and entitlements issued by any Gaming Authority necessary for or relating to the conduct of Gaming or Gaming activities or operations or the ownership of an interest in an entity that conducts Gaming or Gaming activities or operations.

“Interest” means the entire ownership interest of the Member in the Company at any time, including the right of the Member to any and all benefits to which the Member may be entitled as provided under the Act and this Agreement.

“Member” is defined in the preamble hereof. As of the Effective Date, the Member’s name, address and ownership interest are as set forth on Schedule I attached hereto. In the event that the Member approves the admission of any other Person as a member of the Company, such Person shall have such relative rights and responsibilities as a member of the Company as are agreed to by the Member.

“Person” means any individual, partnership, limited liability company, corporation, trust, estate, association, or other entity.

“Treasury Regulations” means the federal income tax regulations promulgated by the U.S. Treasury Department under the Code and codified at Title 26 of the Code of Federal Regulations, as amended from time to time.

“Unsuitable Person” means a Person (i) who is denied a Gaming License by any Gaming Authority, disqualified from eligibility for a Gaming License, or determined to be unsuitable to own or control an interest in, or to be connected with, a Person engaged directly or indirectly in Gaming or Gaming activities in any jurisdiction by a Gaming Authority, or (ii) whose continued involvement in the business of the Company (A) causes the Company or any Affiliate of the Company to lose or to be threatened with the loss of any Gaming License, or (B) is deemed likely, in the sole and absolute discretion of the Member, to jeopardize or adversely affect the likelihood that the Gaming Authorities will issue a Gaming License to, or in connection with the business of, the Company or any Affiliate of the Company or to adversely affect the Company’s or any such Affiliate’s use of or entitlement to any Gaming License.

ARTICLE II

INTRODUCTORY MATTERS

2.1 Existence. Pursuant to the provisions of the Act, the Company has been formed as a Delaware limited liability company under the laws of the State of Delaware. The Member or any officer of the Company shall execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in any jurisdiction in which the Company may wish to conduct business. To the extent that the rights or obligations of the Member are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control.

2.2 Name. The name of the Company is “PNK (CHILE 1), LLC.” Subject to compliance with applicable law, the business and affairs of the Company may be conducted under that name or any other name that the Member deems appropriate or advisable.

2.3 Other Offices. The Company may establish and maintain offices at any time and at any place or places as the Member may designate or as the business of the Company may require.

2.4 Resident Agent and Registered Office. The resident agent of the Company for service of process shall be as set forth in the Certificate of Formation or as changed by the Member from time to time. The Company shall have as its registered office in the State of Delaware the street address of its resident agent.

2.5 Purpose. Except as provided elsewhere in this Agreement, the Company is formed for the object and purpose of engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing.

2.6 Powers of the Company. Except as provided elsewhere in this Agreement, the Company shall have the power and authority to take any and all actions necessary, appropriate, advisable, convenient or incidental to or for the furtherance of the purpose set forth in Section 2.5, including, but not limited to, the power and authority to:

(a) borrow money and issue evidences of indebtedness, and to secure the same by a mortgage, pledge or other lien on any or all of the assets of the Company;

(b) conduct its business and operations in any state, territory, district or possession of the United States or in any foreign country that may be necessary or convenient to the accomplishment of the purpose of the Company;

(c) acquire, by purchase, lease, contribution of property or otherwise, and own, hold, maintain, finance, improve, lease, sell, convey, mortgage, transfer, demolish or dispose of any real or personal property that may be necessary, convenient or incidental to the accomplishment of the purpose of the Company;

(d) enter into, perform and carry out contracts of any kind, including without limitation, contracts with the Member or any Affiliate of, or other Person associated directly or indirectly with, the Member that are necessary to, in connection with, convenient to, or incidental to the accomplishment of the purpose of the Company;

(e) purchase, take, receive, subscribe for or otherwise acquire, own, hold, vote, use, employ, sell, mortgage, lend, pledge or otherwise dispose of, and otherwise use and deal in and with, shares or other interests in or obligations of domestic or foreign entities;

(f) lend money for any proper purpose, invest and reinvest its funds and take and hold real and personal property for the payment of funds so loaned or invested;

(g) sue and be sued, complain and defend and participate in administrative or other proceedings, in its name;

(h) appoint employees, agents and officers of the Company, and define their duties and fix their compensation;

(i) indemnify any Person and obtain any and all types of insurance;

(j) cease its activities and cancel its insurance;

(k) negotiate, enter into, renegotiate, extend, renew, terminate, modify, amend, waive, execute, acknowledge or take any other action with respect to any lease, contract or security agreement in respect of any assets of the Company;

(l) pay, collect, compromise, litigate, arbitrate or otherwise adjust or settle any and all other claims or demands of or against the Company or hold such proceeds against the payment of contingent liabilities;

(m) apply for, obtain and maintain any licenses, permits, approvals, exemptions and waivers from any Gaming Authority as may be necessary under applicable Gaming Laws for the conduct of its business and operations; and

(n) make, execute, acknowledge and file any and all documents or instruments necessary, convenient or incidental to the accomplishment of the purpose of the Company.

ARTICLE III

CAPITAL CONTRIBUTIONS

The Member shall not be required to make any Capital Contributions to the Company.

ARTICLE IV

PROFITS AND LOSSES

4.1 Profits and Losses. The Company’s profits and losses for any period shall be allocated to the Member.

4.2 Tax Classification. So long as the Company has only one member, it is intended that the Company be disregarded for federal and all relevant state income tax purposes and that the activities of the Company be deemed to be activities of the Member for such purposes, as provided for by Treasury Regulations Sections 301.7701-1, et seq., and comparable provisions of applicable state tax law. In the event that the Company becomes an entity that has more than one member, it is intended that the Company be treated as a “partnership” for federal and all relevant state income tax purposes, and all available elections shall be made, and all available actions shall be taken, to cause the Company to be so treated (provided, however, that if the Company has more than one member but is treated for federal income tax purposes as having only a single owner, then it is intended that the Company be disregarded for federal and all relevant state income tax purposes as provided in the preceding sentence).

ARTICLE V

DISTRIBUTIONS

5.1 Operating Distributions. Subject to Section 5.2, the Company shall from time to time distribute to the Member such amounts in cash and other assets as shall be determined by the Member.

5.2 Limitations on Distribution. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make any distribution if such distribution would violate the Act or other applicable law or would cause a breach or default under any agreement or instrument to which the Company is a party or by which it or its assets are bound, but instead shall make such distribution as soon as practicable such that the making of such distribution would not cause such violation, breach or default.

ARTICLE VI

MEMBERSHIP

6.1 Limitation of Liability. The Member shall not be liable under a judgment, decree or order of a court, or in any other manner, for a debt, obligation or liability of the Company, except to the extent required by the Act or in an agreement signed by the Member. The Member shall not be required to loan any funds to the Company, nor shall the Member be required to make any contribution to the Company, nor shall the Member be subject to any liability to the Company or any third party, as a result of any deficit of the Company. However, nothing in this Agreement shall prevent the Member from making secured or unsecured loans to the Company by agreement with the Company.

6.2 Powers of the Member. The Member shall have full, exclusive and complete discretion to manage and control the business and affairs of the Company, to make all decisions affecting the business and affairs of the Company and to take all such actions as it deems necessary, appropriate or convenient to or for the furtherance of the purpose of the Company, including, without limitation, the power and authority to execute all documents and instruments, perform all duties and powers, and do all things on behalf of the Company in all matters necessary, desirable, convenient or incidental to the purpose of the Company. The Member is an agent of the Company’s business and the actions of the Member taken in such capacity and in accordance with this Agreement shall bind the Company. The Member shall be the sole Person with the power to bind the Company except and to the extent that such power is expressly delegated to any other Person by the Member in this Agreement or in writing or by oral communication, and such delegation shall not cause the Member to cease to be the Member.

6.3 Election of Manager. Initially, there shall not be a “manager” (within the meaning of the Act) of the Company. Subject to the applicable provisions of the Gaming Laws and the Act, the Member in its sole discretion may, from time to time, appoint one or more Persons as managers with such duties, authorities, responsibilities and titles as the Member may deem appropriate. Such a manager shall serve until such manager’s successor is duly appointed by the Member or until such manager’s earlier removal or resignation.

Any manager appointed by the Member may be removed at any time by the Member. If any Person elected to serve as a manager is found to be an Unsuitable Person, the Member shall immediately remove such Person as a manager and such Person shall thereupon automatically cease to be a manager.

6.4 Election of Officers. Subject to the applicable provisions of the Gaming Laws, the Member in its sole discretion may, from time to time, appoint any individuals as officers of the Company with such duties, authorities, responsibilities and titles as the Member may deem appropriate. Such officers shall serve until their successors are duly appointed by the Member or until their earlier removal or resignation. Any officer appointed by the Member may be removed at any time by the Member and any vacancy in any office shall be filled by the Member. If any person elected to serve as an officer is found to be an Unsuitable Person, the Member shall immediately remove such person as an officer and such person shall thereupon automatically cease to be an officer.

6.5 Duties and Authority of the Member, Managers and Officers. Subject to any restrictions imposed by the Member or the provisions of the Certificate of Formation, this Agreement, Gaming Laws or the Act (including without limitation those provisions relating to actions or decisions required to be taken or made by, or with the approval of, the Member), the Member (or authorized representative of the Member), any manager or any officer, acting alone, is authorized to endorse checks, drafts, and other evidences of indebtedness made payable to the order of the Company, but only for the purpose of deposit into the Company’s accounts. Subject to the terms of bank resolutions, if any, adopted by the Member with respect to each Company disbursement account, the Member (or authorized representative of the Member), a manager or a specified officer shall be authorized to sign any check, draft, or other instrument obligating the Company to pay money in an amount less than the amount specified in such resolutions as requiring (i) one signature of the Member or a manager or (ii) two signatures of specified officers. Subject to the terms of bank resolutions, if any, adopted by the Member with respect to each Company disbursement account, the Member (or authorized representative of the Member), a manager, or any two specified officers acting together, shall be authorized to sign any check, draft, or other instrument obligating the Company to pay money in an amount equal to or more than the amount specified in such resolutions as requiring (i) one signature of the Member or a manager or (ii) two signatures of specified officers.

6.6 Designation of Authority. The Member may authorize, in a resolution or other writing, one or more Persons or one or more officers, agents or employees of the Company who may, in the name and on behalf of the Company, and in lieu of or in addition to the Member, contract debts or incur liabilities, and sign contracts or agreements (including without limitation, instruments and documents providing for the acquisition, mortgage or disposition of property of the Company), and may authorize the use of facsimile signatures of any such Persons, officers, agents or employees.

6.7 Transfer of Interest. The Interest of the Member is personal property, and such Interest may be transferred or assigned, in whole or in part, in the sole discretion of the Member. Notwithstanding anything to the contrary set forth herein, no Interest in the Company may be issued or transferred in any manner whatsoever except in compliance with all Gaming Licenses and Gaming Laws, if applicable.

6.8 Competing Activities. Neither the Member nor any of its Affiliates shall be expressly or impliedly restricted or prohibited by virtue of this Agreement or the relationships created hereby from engaging in other activities or business ventures of any kind or character whatsoever. Except as otherwise agreed in writing, the Member and its Affiliates shall have the right to conduct, or to possess a direct or indirect ownership interest in, activities and business ventures of every type and description, including activities and business ventures in direct competition with the Company.

ARTICLE VII

DISSOLUTION OF THE COMPANY AND

TERMINATION OF A MEMBER’S INTEREST

7.1 Dissolution. The Company shall be dissolved upon (i) the adoption of a plan of dissolution by the Member or (ii) the occurrence of any event required to cause the dissolution of the Company under the Act. Notwithstanding any other provision of this Agreement, the bankruptcy (as defined in Sections 18-101(1) and 18-304 of the Act) of the Member shall not cause the Member to cease to be a member of the Company and upon the occurrence of such an event, the Company shall continue without dissolution.

7.2 Distribution on Dissolution and Liquidation. In the event of the dissolution of the Company for any reason, the business of the Company shall be continued to the extent necessary to allow an orderly winding up of its affairs, including the liquidation and termination of the Company pursuant to the provisions of this Section 7.2, as promptly as practicable thereafter, and each of the following shall be accomplished:

(a) the Member shall oversee the winding up of the Company’s affairs;

(b) the assets of the Company shall be liquidated as determined by the Member, or the Member may determine not to sell all or any portion of the assets, in which event such assets shall be distributed in kind; and

(c) the proceeds of sale and all other assets of the Company shall be applied and distributed as follows and in the following order of priority:

(i) to the expenses of liquidation;

(ii) to the payment of the debts and liabilities of the company, including any debts and liabilities owed to the Member; and

(iii) the balance, if any, to the Member.

ARTICLE VIII

LIABILITY, EXCULPATION AND INDEMNIFICATION

8.1 Exculpation.

(a) No Covered Person shall be liable to the Company for any loss, damage or claim incurred by reason of any act or omission performed or omitted by the Covered Person in good faith on behalf of the Company, except that the Covered Person shall be liable for any such loss, damage or claim if a final adjudication by a court of competent jurisdiction establishes that the Covered Person derived an improper personal benefit from the transaction or the Covered Person’s acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

(b) A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Covered Person reasonably believes are within such other Person’s professional or expert competence, including without limitation information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits or losses or any other facts pertinent to the existence and amount of assets from which distributions to the Member might properly be paid.

8.2 Fiduciary Duty. To the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Company, then, to the fullest extent permitted by applicable law, the Covered Person acting under this Agreement shall not be liable to the Company or the Member for its good faith acts or omissions in reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, replace such other duties and liabilities of the Covered Person.

8.3 Indemnity. The Company shall indemnify and hold harmless any Covered Person to the fullest extent permitted by Section 18-108 of the Act if such Covered Person acted in good faith on behalf of the Company and in a manner such Covered Person reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct of such Covered Person was unlawful.

8.4 Advance Payment of Expenses. The expenses of a Covered Person incurred in defending a civil or criminal action, suit or proceeding related to such Person’s actions on behalf of the Company shall be paid by the Company as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the Covered Person to repay the amount if it is ultimately determined by a court of competent jurisdiction that the Covered Person is not entitled to be indemnified by the Company. The provisions of this section do not affect any rights to advancement of expenses to which personnel of the Company other than a Covered Person may be entitled under any contract or otherwise by law.

8.5 Indemnification and Advancement of Expenses for Employees and Agents. The Company may, to the extent authorized from time to time by the Member, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Company to the fullest extent of the provisions of this article with respect to the indemnification and advancement of expenses of any Covered Person.

8.6 Assets of the Company. Any indemnification under this Article VIII shall be satisfied solely out of the assets of the Company. No debt shall be incurred by the Company or the Member in order to provide a source of funds for any indemnity, and the Member shall not have any liability (or any liability to make any additional Capital Contribution) on account thereof.

ARTICLE IX

MISCELLANEOUS PROVISIONS

9.1 Membership Certificates. The Company may issue a certificate to the Member to evidence the Interest in the Company. The Member or any manager or officer of the Company authorized by the Member may execute such certificate on behalf of the Company.

9.2 Insurance. The Company may purchase and maintain insurance, to the extent and in such amounts as the Member shall, in its sole discretion, deem reasonable, on behalf of such Persons as the Member shall determine, against any liability that may be asserted against or expenses that may be incurred by any such Person in connection with the activities of the Company.

9.3 Complete Agreement. This Agreement, including any schedules or exhibits hereto, together with the Certificate of Formation to the extent referenced herein, constitutes the complete and exclusive agreement and understanding of the Member with respect to the subject matter contained herein. This Agreement and the Certificate of Formation replace and supersede all prior agreements, negotiations, statements, memoranda and understandings, whether written or oral, by the Member.

9.4 Amendments. This Agreement may be amended only by a writing signed by the Member.

9.5 Applicable Law; Jurisdiction. This Agreement, and the rights and obligations of the Member, shall be interpreted and enforced in accordance with and governed by the laws of the State of Delaware without regard to the choice or conflict of laws provisions of Delaware or any other jurisdiction.

9.6 Interpretation. The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Agreement or any provisions contained herein. In the interpretation of this Agreement the singular may be read as the plural, and vice versa, the neuter gender as the masculine or feminine, and vice versa, and the future tense as the past or present, and vice versa, all interchangeably as the context may require in order to fully effectuate the intent of the Member and the transactions contemplated herein. Syntax shall yield to the substance of the terms and provisions hereof.

9.7 Counterparts and Facsimile Copies. Facsimile copies of this Agreement, any counterpart of this Agreement or any approval or written consent of the Member, and facsimile signatures hereon or thereon, shall have the same force and effect as originals.

9.8 Severability. If any provision of this Agreement, or any application thereof, is held by a court of competent jurisdiction to be invalid, void, illegal or unenforceable to any extent, that provision, or application thereof, shall be deemed severable and the remainder of this Agreement, and all other applications of such provision, shall not be affected, impaired or invalidated thereby, and shall continue in full force and effect to the fullest extent permitted by law.

9.9 Waivers. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver, and no waiver shall be binding unless evidenced by an instrument in writing and executed by the Member.

9.10 No Third Party Beneficiaries. This Agreement is adopted solely by and for the benefit of the Member and its respective successors and assigns, and except to the extent specifically provided in Article VIII, no other Person shall have any rights, interest or claims hereunder or be entitled to any benefits under or on account of this Agreement as a third party beneficiary or otherwise.

[Signature Page Follows]

IN WITNESS WHEREOF, the Member has executed this Agreement as of the date first above written.

PINNACLE ENTERTAINMENT, INC., a Delaware corporation

By:	/s/ John A. Godfrey
John A. Godfrey
Executive Vice President
Secretary and General Counsel

{Signature page to Amended and Restated Limited Liability Company Agreement of PNK (CHILE 1), LLC}

S-1

SCHEDULE I

Member’s Name:	PINNACLE ENTERTAINMENT, INC., a Delaware corporation

Member’s Address:	Pinnacle Entertainment, Inc. 3800 Howard Hughes Parkway Las Vegas, Nevada 89169

Member’s Ownership Interest:	100%